Exhibit 99.4

Merge-etrials Employee Communication Script

Final Version – June 1, 2009

Good morning and thank you all for attending.

Four weeks ago when we met I informed you of the proposed acquisition of etrials by BioClinica.

As clearly communicated to you at that time, the acquisition was not yet final and subject to the terms and conditions outlined in the press release of May 5th and subsequent SEC filings.

That being said the Board of etrials remained obligated to maximize shareholder value and evaluate any unsolicited offers by third parties recognizing the strong value in the etrials business.  The agreement with BioClinica was amended with an increase in the sale price announced on May 19th.  This was the result of an unsolicited third-party’s offer to acquire etrials.

Today is another exciting day of news for all in and around etrials.  We are announcing that the etrials’ Board of Directors received a further unsolicited bid from the same third party for the acquisition of etrials and determined that this company’s offer was superior to that of BioClinica.  As a result etrials terminated the agreement with BioClinica and has signed an agreement with Merge Healthcare.

That superior offer by Merge Healthcare equates to approximately $1.70 per etrials’ share made up of 80 cents in cash and approximately 90 cents in Merge stock.  Further financial details of the agreement can be found in the joint press release, which came out this morning.

For those of you who are unfamiliar, Merge provides imaging and information management software solutions to the healthcare market.  For over 20 years, Merge has been an innovator focused on solving the unique visualization, connectivity and workflow issues posed by the adoption of digital medical imaging.

Merge is headquartered in Milwaukee, WI, and has offices in Ohio, Canada, The Netherlands and China with approximately 300 employees worldwide.

I am very confident that this is a great opportunity for all of etrials; you, our employees, our customers and our shareholders.

Given etrials’ impressive eClinical portfolio and expertise and with the growing demand for Merge’s imaging technology in the clinical trials environment, especially oncology, this acquisition enables both companies an opportunity to deliver greater value to customers and accelerate each others’ growth strategy to capture increased market share at a faster rate.

As our customers are increasing their use of imaging to prove the efficacy of new treatments and therapies, Merge sees etrials as being the cornerstone of its eClinical strategy of offering clients much broader, unique and integrated eClinical solutions.

The Merge acquisition offers a tremendous opportunity for etrials’ customers because there is no product overlap.  Our etrials’ EDC, IVR/IWR and eDiary solutions will become the launching pad for Merge’s eClinical division, while providing a platform for the integration of Merge’s premier imaging solutions into mainstream clinical studies. Additionally, there is no customer overlap, which means, each company will be able to leverage existing relationships for cross- and up-sell opportunities.

This agreement makes etrials employees part of a larger, financially secure and growing global organization. This presents you, our employees, with greater opportunities for career development, training and the ability to acquire new skills.

As was previously the case, due to the regulatory nature of publicly traded companies, there are limits to what I can say, and to what types of activities each company can participate in, prior to the merger being finalized. But I can say that Merge is absolutely committed to moving this process along as quickly and as smoothly as possible.

Upon completion, which is expected to be in July, we will be able to work directly with the Merge team. Until then, we must work separately, diligently and in parallel toward the goal of integrating both organizations.  Getting this integration right is of the utmost importance.

As we move closer to finalizing the acquisition we will be communicating on a regular basis to keep you apprised of progress.

Now, from an organizational perspective, there is no product or customer overlap.  What the etrials team does is unique and additive to what the Merge team does.  This means that etrials will be the Merge eClinical division, reporting directly to Merge CEO, Justin Dearborn.  There are no plans to close the North Carolina office.  etrials will have a close relationship with the clinical trials specialists within the Merge OEM team.  We expect there also will be joint product development and support.

As with the previous announcement, I am asking all of you to remain focused on the job at hand with a strong emphasis on customer service.

From what I’ve observed, you’ve done just that over the past month. In the midst of change, you have come together as a team, placing a high emphasis on quality and timely customer service.  I ask that you continue the great work.

In recent weeks, we have seen a great deal of interest and activity, as well as client satisfaction.  In light of today’s exciting news and with DIA right around the corner, now is the time to keep that momentum going.

Again, you are our company’s greatest asset, and our clients rely on you for their very important clinical study work. That must remain our top priority!

Turning to HR-related questions, Merge has decided to keep our insurance providers throughout the remainder of the year, after which, we would switch to the Merge plan of benefits. Specifics on that will come later, but I can tell you that from my review the Merge plan is generally equivalent to our own.

In terms of operating structure, our office will remain in Morrisville and be Merge’s eClinical division, reporting directly to Merge CEO, Justin Dearborn.  Your current reporting structure will remain business as usual.

In terms of client communication, we will follow the same strategy which was previously successful.  Following this meeting the Senior Management Team will be making personal calls to key client contacts, followed by an email blast and posting of client-facing FAQ documents on our web site.

In addition, after this meeting, Michael and Ann Marie will be meeting with their respective teams to implement further specific client communication plans.

I’d also like to remind all of you that given the nature of this event, it is of the utmost importance that we do not discuss these matters with anyone outside of etrials.

We are all still under confidentiality agreements. Due to SEC guidelines, we are not permitted to trade either company’s stock at this time, so consider this a black out period.

In closing, I would like to emphasize how very excited I am with this Merge announcement as it clearly demonstrates Merge’s recognition of our company’s value, potential, and client needs.

Together, it provides us with the opportunity to create one of the most formidable eClinical solution suites available in the clinical trials development marketplace.

I’d like to take this opportunity to thank all of you for your hard work and dedication. Please continue to remain diligent day in and day out and place a strong emphasis on customer service.

Now, I’d like to introduce Justin Dearborn, CEO of Merge Healthcare who would like to say a few words. Justin?

At this point, we’ll open it up to Q&A.

Thank you all. Please read the FAQs that Chris will send out and will be posted on our Intranet and Internet and refer and further questions to your respective manager.

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